Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140580) and Forms S-8 (No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, No. 333-156090 and No. 333-191870) of Unifi, Inc. of our report dated March 30, 2016, relating to the consolidated financial statements of Parkdale America, LLC, which appears in this Form 10-K/A.

/s/ BDO USA, LLP

Charlotte, North Carolina

March 28, 2018